Delta Apparel Completes Sale of Yarn Plant

DULUTH, Ga.—(BUSINESS WIRE)—January 5, 2005— Delta Apparel, Inc. (AMEX-DLA) announces that it has completed the sale of its yarn manufacturing plant in Edgefield, South Carolina to Parkdale America, LLC for $10 million.

In conjunction with the sale transaction, we entered into a five-year agreement with Parkdale to supply our yarn requirements. During this five-year period, we will purchase exclusively from Parkdale all yarn required by Delta Apparel and our wholly owned subsidiary, M. J. Soffe Co. for use in our manufacturing operations. The purchase price of yarn will be based upon the cost of cotton plus a fixed conversion cost.

Robert W. Humphreys, President and CEO, commented, “The sale of the Edgefield Plant completes our long-term yarn strategy of obtaining high quality, low cost yarn while reducing our working capital investment and eliminating our need for future capital expenditures in yarn manufacturing. Our business partnership with Parkdale through the supply agreement will allow us to acquire quality yarn that has been manufactured from the most modern equipment available. We will use the proceeds from the sale of the plant and the reduction in working capital needs to reduce our debt and continue our investment in our marketing and distribution strategies that should grow our overall business.”

About Delta Apparel, Inc.
Delta Apparel, Inc., along with its wholly owned subsidiary M. J. Soffe Co., is a marketer, manufacturer and distributor of high quality branded and private label activewear apparel. We specialize in selling a variety of casual and athletic activewear tops and bottoms, embellished and unembellished T-shirts, and fleece products for the ever-changing apparel market. We focus on our broad distribution of products, currently serving over 13,000 customers. We sell our products to screen printers, private label accounts, sporting goods stores, department stores and distributors. In addition, certain products are sold in college bookstores and to the U.S. Military. Our operations are in the United States, Honduras, Mexico and Costa Rica and we employ approximately 4,400 worldwide. Additional information on our company is available at www.deltaapparel.com.

Statements and other information in this press release that are not reported financial results or other historical information are forward-looking statements. These are based on our expectations and are necessarily dependent upon assumptions, estimates and data that we believe are reasonable and accurate but may be incorrect, incomplete or imprecise. Forward-looking statements are also subject to a number of business risks and uncertainties, any of which could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. The risks and uncertainties include, among others, changes in the retail demand for apparel products, the cost of raw materials, competitive conditions in the apparel and textile industries, the relative strength of the United States dollar as against other currencies, changes in United States trade regulations, the discovery of unknown conditions (such as with respect to environmental matters and similar items) and other risks described from time to time in our reports filed with the Securities and Exchange Commission. Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized. We do not undertake publicly to update or revise the forward-looking statements even if it becomes clear that any projected results will not be realized.

Contact:           Delta Apparel, Inc.
Herb Mueller   678/775-6900